Exhibit 99.1

HOOKIPA Pharma Appoints Tim Reilly, Ph.D. to its Board of Directors

New York, US and Vienna, Austria, April 20, 2022 - HOOKIPA Pharma Inc. (NASDAQ: HOOK, ‘HOOKIPA’), a company developing a new class of immunotherapeutics based on its proprietary arenavirus platform, today announced the appointment of Tim Reilly, Ph.D. to its Board of Directors, effective immediately.

“We’re pleased to have Tim join our Board as we advance our oncology pipeline of novel arenaviral immunotherapeutics in and towards the clinic,” said Joern Aldag, Chief Executive Officer at HOOKIPA. “Tim’s experience in product development, especially driving early clinical development that supports eventual marketed products, is enormously relevant to our current focus. We will benefit from his insights on our ongoing Phase 2 HB-200 program for head and neck cancer, our IND preparations for our HB-300 program in prostate cancer and further development of our HB-700 program for KRAS-mutated cancers.”

Tim currently serves as Chief Development Officer at HotSpot Therapeutics, a biotechnology company pioneering the discovery and development of novel small molecule allosteric therapies directed at natural hotspots for the treatment of cancer and autoimmune disease. Prior to taking this role in 2021, Tim spent more than 18 years at Bristol Myers Squibb (BMS). He last served as Senior Vice President within Research & Early Development, where he was responsible for the early development portfolio across therapeutic areas in oncology, immunology, fibrosis, cardiovascular and neuroscience. In this capacity, he oversaw the integration of all nonclinical and clinical efforts, starting from development candidate through Phase 1/2 clinical development. During his time at BMS, he was a contributor to the approval of 12 therapies across a range of diseases, as well as several company acquisitions.

Tim is active in the biotech industry in other capacities; he is a contributor to several biotech companies as an Entrepreneur in Residence through Atlas Ventures, serves as industry representative to the Network Steering Committee of the Experimental Cancer Medicines Centres (ECMC) at Cancer Research UK, and sits on the Translation Research Council for CureSMA. He also is co-founder and Chief Scientific Officer of a non-profit organization, Spinal Muscular Atrophy Research Team (SMART). Tim earned his undergraduate degree from the University of Notre Dame, did his doctoral training in Pharmaceutical Sciences at Wayne State University, and served as a research fellow at the National Institutes of Health.

“It’s an exciting time to join the HOOKIPA Board of Directors,” said Tim Reilly. “HOOKIPA’s unique arenaviral platform has already demonstrated clinical impact in head and neck cancer, and the versatility of the platform to target a wide range of cancer antigens, either alone or in combination, creates a lot of exciting opportunities from a development perspective. I’m looking forward to sharing my experiences to help the company make a real impact in cancer.”

About HOOKIPA

HOOKIPA Pharma Inc. (NASDAQ: HOOK) is a clinical-stage biopharmaceutical company focused on developing novel immunotherapies, based on its proprietary arenavirus platform, that are designed to mobilize and amplify targeted T cells and thereby fight or prevent serious disease. HOOKIPA’s replicating and non-replicating technologies are engineered to induce robust and durable antigen-specific CD8+ T cell responses and pathogen-neutralizing antibodies. HOOKIPA’s pipeline includes wholly-owned investigational arenaviral immunotherapeutics targeting HPV16+ cancers, prostate cancer, KRAS-mutated cancers (including colorectal, pancreatic and lung), and other undisclosed programs. In addition, HOOKIPA aims to develop functional cures of HBV and HIV in collaboration with Gilead.

Find out more about HOOKIPA online at www.hookipapharma.com.

For further information, please contact:

Media	Investors
Instinctif Partners	Matt Beck
hookipa@instinctif.com	Executive Director – Investor Relations
+44 (0)20 7457 2020	matthew.beck@hookipapharma.com